Exhibit 99.29

This business combination involves the securities of a Brazilian company. The business combination is subject to disclosure requirements of Brazil that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Brazil, and some or all of its officers and directors may be residents of Brazil. You may not be able to sue a Brazilian company or its officers or directors in a Brazilian court for violations of the U.S. securities laws. It may be difficult to compel a Brazilian company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the business combination, such as in open market or privately negotiated purchases.

BRF S.A.
Publicly Traded Company
CNPJ/MF nº 01.838.723/0001-27
NIRE 42.300.034.240

MATERIAL FACT

BRF S.A. (“BRF” or “Company”), in compliance with Article 157, Paragraph 4, of Law No. 6,404, dated December 15, 1976, and with Brazilian Securities Exchange Commission (Comissão de Valores Mobiliários “CVM”) Resolution No. 44, dated August 23, 2021, hereby inform its shareholders and the market in general that the CVM, upon analyzing new requests for the interruption and postponement of the Extraordinary General Meeting of BRF originally called for June 18, 2025, and postponed to July 14, 2025: (i) has not identified elements that justify the interruption of the meeting and, therefore, the CVM rejected the request for interruption of the meeting; and (ii) has requested the disclosure of certain additional information provided to the independent committees of the Companies and decided to grant such new postponement requests for a 21-day period as from the disclosure of such additional information by the Company.

Therefore, the BRF Extraordinary General Meeting that would be held on July 14, 2025 is postponed and the Company will disclose the new date in due course.

São Paulo, July 11, 2025.

BRF S.A.

Fábio Luis Mendes Mariano

Chief Financial and Investor Relations Officer

IMPORTANT NOTICE

This communication is not an offering document and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

Investors in American Depositary Shares (“ADSs”) of BRF and holders of common shares of BRF are urged to read the informational document regarding the merger between BRF and Marfrig because it will contain important information.

U.S. holders of common shares of BRF are urged to read any informational document or other materials prepared by BRF for common shareholders of BRF regarding the merger because they will contain important information. BRF expects to submit copies of these documents to the U.S. Securities and Exchange Commission (“SEC”) when they are available, and investors and security holders may obtain free copies of these documents and other documents filed by the companies with the SEC at the SEC’s website at www.sec.gov.

A copy of any informational documents prepared for holders of ADRs or U.S. holders of common shares of BRF (when available) may also be obtained for free from Marfrig.

This communication contains forward-looking statements. These statements are statements that are not historical facts and are based on the current view and estimates of management of BRF and Marfrig of future economic circumstances, industry conditions, company performance and financial results. The words “anticipates,” “believes,” “estimates,” “expects,” “plans” and similar expressions, as they relate to the companies, are intended to identify forward-looking statements.

Statements regarding the structure and timing of any merger between the companies, business strategies, future synergies, future costs and future liquidity of the companies, and pro forma results of operations and financial condition of the companies are examples of forward-looking statements.

Such statements reflect the current views of management and are subject to a number of risks and uncertainties, including economic and market conditions in Brazil and globally, conditions in the industry of the companies, any regulatory actions relating to the merger, the ability of the companies to achieve projected synergies and the risk factors outlined by each of the companies in their filings with the SEC and the CVM. There is no guarantee that the expected events, trends or results will actually occur.

Any changes in the assumptions and factors on which these forward-looking statements are based could cause actual results to differ materially from current expectations.